EXHIBIT 99.1

Contact:   Walter H. Hasselbring, III
(815) 432-2476

IF BANCORP, INC. ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2023
Watseka, Illinois, August 31, 2023 - IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced net income of $4.7 million, or $1.50 per basic share and $1.46 per diluted share for the fiscal year ended June 30, 2023, compared to $5.8 million, or $1.88 per basic share and $1.84 per diluted share for the fiscal year ended June 30, 2022.  The Company also announced net income of $597,000, or $0.19 per basic share and $0.18 per diluted share for the three months ended June 30, 2023, compared to $1.0 million, or $0.34 per basic share and $0.33 per diluted share for the three months ended June 30, 2022.
Net income decreased $1.1 million, or 19.4%, to $4.7 million for the year ended June 30, 2023, from $5.8 million for the year ended June 30, 2022.  For the year ended June 30, 2023, net interest income was $22.0 million, compared to $22.3 million for the year ended June 30, 2022.  Interest income increased to $32.1 million for the year ended June 30, 2023, from $24.8 million for the year ended June 30, 2022.  Interest expense increased to $10.1 million for the year ended June 30, 2023, from $2.5 million for the year ended June 30, 2022.  Non-interest income decreased to $4.1 million for the year ended June 30, 2023, from $5.5 million for the year ended June 30, 2022.  Non-interest expense increased to $20.0 million for the year ended June 30, 2023, from $19.4 million for the year ended June 30, 2022.  For the year ended June 30, 2023, income tax expense totaled $1.6 million compared to $2.0 million for the year ended June 30, 2022.
Effective July 1, 2022, the Company early adopted Accounting Standards Update 2016-13 which requires an entity to use the new impairment model known as the current expected credit loss (“CECL”) to calculate the allowance for credit losses.  The Company recorded a reduction to retained earnings of approximately $388,000 upon the adoption of ASU 2016-13.  The transition adjustment included an increase in the allowance for credit losses on loans of $47,000 and an increase to the allowance for credit losses on off-balance sheet credit exposures of $496,000.  The transition adjustment included a corresponding increase in deferred tax assets.
Total assets at June 30, 2023 were $849.0 million compared to $857.6 million at June 30, 2022.  Cash and cash equivalents decreased to $11.0 million at June 30, 2023, from $75.8 million at June 30, 2022.  Investment securities decreased to $201.3 million at June 30, 2023, from $220.9 million at June 30, 2022.  Net loans receivable increased to $587.5 million at June 30, 2023, from $518.9 million at June 30, 2022.  Deposits decreased to $735.3 million at June 30, 2023, from $752.0 million at June 30, 2022.  Total borrowings, including repurchase agreements, increased to $30.3 million at June 30, 2023 from $24.2 million at June 30, 2022.   Stockholders’ equity increased to $71.8 million at June 30, 2023 from $71.7 million at June 30, 2022.  Equity increased primarily due to net income of $4.7 million, and ESOP and stock equity plan activity of $1.4 million, partially offset by a decrease of $4.3 million in accumulated other comprehensive income (loss), net of tax, and the accrual of approximately $1.3 million in dividends to our shareholders.  The decrease in accumulated other comprehensive income (loss) was primarily due to unrealized depreciation on available-for-sale securities, net of tax, as a result of a decline in market value that was attributable to changes in interest rates and not credit quality.
The allowance for credit losses on loans increased $87,000 and was $7.1 million at both June 30, 2023 and 2022.  The increase was the result of a transition adjustment of $47,000 due to the adoption of ASU 2016-13 and a provision for credit losses of $52,000, partially offset by net charge-offs of $12,000.

As announced on August 9, 2023, IF Bancorp, Inc. will pay a cash dividend of $0.20 per common share on or about October 13, 2023, to stockholders of record as of the close of business on September 22, 2023.

IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the “Association”).  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Bourbonnais, and Champaign, Illinois and a loan production office in Osage Beach, Missouri.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.
This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
 The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions, including as a result of the COVID-19 pandemic; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Selected Income Statement Data
(Dollars in thousands, except per share data)
	Quarter Ended June 30, 2023	Quarter Ended June 30, 2022	Year Ended June 30, 2023	Year Ended June 30, 2022
	(unaudited)	(unaudited)	(unaudited)
Interest income	$ 8,690	$ 6,232	$ 32,072	$ 24,792
Interest expense	4,024	612	10,075	2,529
Net interest income	4,666	5,620	21,997	22,263
Provision (credit) for credit losses	(481)	453	(228)	492
Net interest income after provision (credit) for credit losses	5,147	5,167	22,225	21,771
Noninterest income	1,041	1,065	4,069	5,504
Noninterest expense	5,419	4,848	20,034	19,448
Income before taxes	769	1,384	6,260	7,827
Income tax expense	172	349	1,600	2,043

Net income	$ 597	$ 1,035	$ 4,660	$ 5,784

Earnings per share (1):
Basic	$ 0.18	$ 0.34	$ 1.50	$ 1.88
Diluted	$ 0.19	$ 0.33	$ 1.46	$ 1.84

Weighted average shares outstanding (1):
Basic	3,198,260	3,082,015	3,113,307	3,069,879
Diluted	3,259,085	3,141,056	3,195,029	3,136,091

Performance Ratios
	Year Ended June 30, 2023	Year Ended June 30, 2022
	(unaudited)
Return on average assets	0.56%	0.74%
Return on average equity	6.56%	7.07%
Net interest margin on average interest earning assets	2.80%	2.93%
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Footnotes on following page

Selected Balance Sheet Data
(Dollars in thousands, except per share data)
	Year Ended June 30, 2023	Year Ended June 30, 2022
	(unaudited)
Assets	$ 848,976	$ 857,558
Cash and cash equivalents	10,988	75,811
Investment securities	201,299	220,906
Net loans receivable	587,457	518,931
Deposits	735,314	752,020
Total borrowings, including repurchase agreements	30,287	24,244
Total stockholders’ equity	71,753	71,658
Book value per share (2)	21.39	22.00
Average stockholders’ equity to average total assets	8.59%	10.46%

Asset Quality
(Dollars in thousands)
	Year Ended June 30, 2023	Year Ended June 30, 2022
	(unaudited)
Non-performing assets (3)	$ 148	$ 1,294
Allowance for credit losses	7,139	7,052
Non-performing assets to total assets	0.02%	0.15%
Allowance for credit losses to total loans	1.20%	1.34%

(1)	Shares outstanding do not include ESOP shares not committed for release.
(2)	Total stockholders’ equity divided by shares outstanding of 3,354,626 and 3,257,626 at June 30, 2023 and 2022, respectively.
(3)	Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.